Exhibit 10.2

INTERIM CREDIT AGREEMENT

Dated as of November 13, 2008

among

ASHLAND INC.,

as the Borrower,

BANC OF AMERICA BRIDGE LLC,

as Administrative Agent,

THE BANK OF NOVA SCOTIA,

as Syndication Agent,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC AND

THE BANK OF NOVA SCOTIA,

as Joint Lead Arrangers and Joint Book Managers

-i-

-ii-

-iii-

-iv-

SCHEDULES

A	Post-Closing Collateral Conditions
2.01	Commitments
4.01(a)(vi)	Local Counsel
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.08(b)	Existing Liens
5.08(e)	Existing Investments
5.09	Environmental Matters
5.11	Tax Sharing Agreements
5.20	Labor Matters
6.11	Refinancing Indebtedness
6.21	[Reserved]
6.23	Securities Demand
7.02	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Account, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty
F-1	Opinion Matters – Counsel to Loan Parties
F-2	Opinion Matters – In-house Counsel
F-3	Opinion Matters - Local Counsel to Loan Parties
G	Registration Rights Agreement
H	Description of Exchange Notes
I	Intercompany Note Subordination Agreement
J	Security Agreement
K	Mortgage
L	Perfection Certificate
M	Perfection Certificate Supplement
N	Intercreditor Agreement
O	Landlord Access Agreement

-v-

INTERIM CREDIT AGREEMENT

This INTERIM CREDIT AGREEMENT (“Agreement”) is entered into as of November 13, 2008, among ASHLAND INC., a Kentucky corporation (the “Borrower”), each lender from time to time a party hereto (collectively, the “Lenders” and individually, a “Lender”), BANC OF AMERICA BRIDGE LLC, as Administrative Agent, THE BANK OF NOVA SCOTIA, as Syndication Agent and BANC OF AMERICA SECURITIES LLC and THE BANK OF NOVA SCOTIA as joint lead arrangers and joint book running managers.

PRELIMINARY STATEMENTS:

Pursuant to the Agreement and Plan of Merger dated July 10, 2008 (including all schedules and exhibits thereto, the “Merger Agreement”) among the Borrower, Ashland Sub One Inc., a Delaware corporation and wholly-owned Subsidiary of the Borrower (the “Merger Sub”), and Hercules Incorporated, a Delaware corporation (the “Acquired Business”), Merger Sub will merge with and into the Acquired Business (the “Merger”), with the Acquired Business surviving such merger as a wholly-owned Subsidiary of the Borrower.

In furtherance of the foregoing, the Borrower has requested that the Lenders extend credit in the form of an interim loan facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” has the meaning specified in the Preliminary Statements.

“Acquired Business Stock” means the common stock, no par value, of the Acquired Business.

“Administrative Agent” means Banc of America Bridge LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Interim Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) represented by (i) on or prior to the Funding Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time.

“Applicable Rate” means for any Loans for any period, 9% per annum; provided that upon the occurrence of a Demand Failure Date and election by the Required Lenders pursuant to Section 6.23(c) of this Agreement, the Applicable Rate shall increase to the Cap Rate.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC and The Bank of Nova Scotia, each in their respective capacities as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, but without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means (a) the Borrower’s audited consolidated balance sheet and the related consolidated statements of income or operations, shareholders’ equity and cash flows, including the notes thereto, each for the three fiscal years ended September 30, 2005, September 30, 2006 and September 30, 2007 and (b) the Acquired Business’s audited consolidated balance sheet and the related consolidated statements of income or operations, shareholders’ equity and cash flows, including the notes thereto, each for the three fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007.

“Bank Loan Agreement” means that certain Credit Agreement, dated as of November 13, 2008, by and among the Borrower, certain subsidiaries of the Borrower, Bank of America, N.A., as administrative agent, The Bank of Nova Scotia as syndication agent, and Banc of America Securities LLC and The Bank of Nova Scotia, as joint lead arrangers and joint bookrunners, and various lenders from time to time a party thereto providing for up to $1,250 million of term loans, $400 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced by any other Indebtedness (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.

“Bank Loan Documents” means the “Loan Documents” as defined in the Bank Loan Agreement.

“Bank Loan Liens” means all Liens in favor of the collateral agent on collateral securing the Obligations under the Bank Loan Documents.

“Banc of America” means Banc of America Bridge LLC and its successors.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans made by the Lenders.

“Bridge Loan Obligations” means the Indebtedness incurred and Obligations under this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cap Rate” has the meaning set forth on Schedule 6.23.

“Capex Carryover Amount” has the meaning set forth in Section 7.12.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Capital Expenditure” means a Capital Expenditure that is not (a) made by means of a Capitalized Lease or (b) with proceeds of Indebtedness that are not the proceeds of Revolving Credit Loans (as such term is defined in the Bank Loan Agreement).

“Cash Equivalents” means any of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in subsections (a) through (d) of this definition made in the ordinary course of business.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Cash Management Agreement.

“Castings Solutions Business” means the business of supplying consumables (such as binders, coatings, additives, filters and sleeves) to the metal castings industry and related businesses as currently operated by the Borrower’s Castings Solutions business unit.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or a series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors on behalf of or at the direction of the board of directors); or

(c) a “change of control” or any comparable term under, and as defined in, the Bank Loan Agreement, or other Indebtedness exceeding the Threshold Amount shall have occurred.

“Closing Date Acquired Business Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (an “Event”) that materially adversely affects the business, financial condition, or annual results of operations of the Acquired Business and its Subsidiaries (as defined in the Merger Agreement), taken as a whole; provided, however, that a “Closing Date Acquired Business Material Adverse Effect” shall not include any Events directly or indirectly resulting from: (i) changes or conditions generally affecting the businesses or industries in which the Acquired Business and its Subsidiaries operate, to the extent such changes or conditions do not materially and disproportionately impact the Acquired Business and its Subsidiaries, taken as a whole, (ii) changes or conditions in U.S., European, Asian or Latin American or global, international, or general economic, regulatory, or political conditions (including calamities, the outbreak or escalation of hostilities or acts of war or terrorism), to the extent such conditions do not materially and disproportionately impact the Acquired Business and its Subsidiaries, taken as a whole, (iii) changes or conditions generally affecting the financial, securities or credit markets, (iv) any failure, in and of itself, by the Acquired Business to meet any projections, forecasts, revenue or earnings estimates for any period ending on or after July 10, 2008 (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excludable may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Closing Date Acquired Business Material Adverse Effect), (v) the public announcement, pendency, execution, delivery or existence of the Merger Agreement, Merger and the other Transactions, including the Acquired Business’s compliance with the Merger Agreement and the impact of the Merger Agreement, the Merger and the other Transactions on the relationships of the Acquired Business with its employees, independent contractors, customers, suppliers, licensors, licensees, distributors, Governmental Entities (as defined in the Merger Agreement) and other third parties with whom the Acquired Business has business dealings, (vi) changes in GAAP (as defined in the Merger Agreement), Applicable Law (as defined in the Merger Agreement) or accounting standards (or interpretations thereof) or accounting estimates of existing contingent liabilities under GAAP, (vii) any changes in the market price or trading volume of the Acquired Business Common Stock (as defined in the Merger Agreement) (it being understood that the facts or occurrences giving rise to or contributing to such changes in market price or trading volume that are not otherwise excludable may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Closing Date Acquired Business Material Adverse Effect), (viii) any litigation arising from allegations of a breach of fiduciary duty relating to the Merger Agreement or the Merger and the other Transactions or (ix) changes in any analyst’s recommendations, any corporate default or equivalent credit ratings (whether by Moody’s, S&P’s or other recognized credit rating agencies) or any other recommendations or ratings as to the Acquired Business or its Subsidiaries (including, in and of itself, any failure to meet analyst projections).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Pledged Collateral,” “Mortgaged Property,” and “Trust Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the appropriate agent for the benefit of the Secured Parties.

“Collateral Condition Date” has the meaning given to such term in Section 4.02 of this Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Intercreditor Agreement, each of the other mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the appropriate agent for the benefit of the Secured Parties pursuant to the other Collateral Documents, Section 6.12 or 6.15, in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations (as defined in the Security Agreement), and each of the other agreements, instruments or documents that creates or purports to create a security interest or Lien in favor of the appropriate agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Funding Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Commitments is $750,000,000.

“Commitment Letter” means the commitment letter agreement, dated July 10, 2008, among the Borrower, Bank of America, N.A., the Arrangers and Banc of America Bridge LLC.

“Committed Loan Notice” means a notice of a Borrowing substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concurrent Trade Receivables Facility” means the transaction contemplated by (i) the Sale Agreement, at present intended to be effective on the Funding Date, by and between the Borrower and each other entity party thereto from time to time as an originator, as originators, and CVG Capital II LLC, a Delaware limited liability company (the “SPE”), as purchaser and (ii) the Transfer and Administration Agreement, also at present intended to be effective on the Funding Date, by and among the SPE, the Borrower, as originator and initial servicer, various financial institutions and related parties including certain asset-backed commercial paper conduits, the managing agents named therein, the administrators named therein, the letter of credit issuers named therein, and Bank of America, as agent for various secured parties, in each case, as amended, modified, supplemented or amended and restated from time to time, as set forth in drafts delivered to the Arrangers prior to the Signing Date and as thereafter modified with the consent of the Arrangers.

“Consolidated Current Assets” means, at any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, at any date of determination, the total liabilities of the Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income for the most recently completed Measurement Period plus (a) proceeds of business interruption insurance, but only to the extent not included in Consolidated Net Income and, plus (b) the following to the extent deducted in calculating such Consolidated Net Income, but without duplication: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) asset impairment charges, (v) Indebtedness extinguishment charges, (vi) expenses reimbursed by third parties, such as insurance, (vii) fees and expenses incurred in connection with the Transaction and the Concurrent Trade Receivable Facility that are expensed, (viii) restructuring and integration charges not to exceed $40,000,000 in any fiscal year up to and including the fiscal year period ending September 30, 2011 and not to exceed $80,000,000 in the aggregate during the three fiscal year period ending September 30, 2011 (and such amounts may be included pursuant to this clause (b) in the calculation of Consolidated EBITDA for any Measurement Period after September 30, 2011 that includes one or more quarters prior to September 30, 2011 in which such charges were incurred), (ix) non-cash stock option expense, and (x) other non-recurring expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period) and minus (c) the following to the extent included in calculating such Consolidated Net Income, but without duplication: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash gains or other items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period). For all purposes hereunder, Consolidated EBITDA shall be calculated on a Pro Forma Basis unless otherwise specified. Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarter ended (i) December 31, 2007 shall be $175,000,000, (ii) March 31, 2008 shall be $204,000,000, (iii) June 30, 2008 shall be $241,000,000 and (iv) September 30, 2008 shall be $193,000,000.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA, less the aggregate amount of all Cash Capital Expenditures to (b) Consolidated Fixed Charges, in each case for the most recently completed (or then ending) Measurement Period.

“Consolidated Fixed Charges” means, for any Measurement Period, the sum of (i) Consolidated Interest Charges, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of the term loans under the Bank Loan Agreement (which, by way of clarification and not limitation, shall not be deemed to include prepayments), but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, and (iii) the aggregate amount of all Restricted Payments, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal quarter times four. For all purposes hereunder, Consolidated Fixed Charges shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of, without duplication (a) the outstanding principal amount of all obligations (as calculated under GAAP), whether current or long-term, for borrowed money (including Obligations in respect of the Loans hereunder), reimbursement obligations for amounts drawn under letters of credit and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under bankers’ acceptances and bank guaranties, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other entity the obligations of which are not, by operation of law, the joint or several obligations of the holders of its Equity Interests) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. For all purposes hereunder, Consolidated Indebtedness shall (i) be calculated on a Pro Forma Basis unless otherwise specified and (ii) shall not include the Defeased Debt.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, but excluding (i) Indebtedness extinguishment charges and (ii) fees and expenses, original issue discount and upfront fees incurred on or before the Funding Date in connection with the Transaction and original issue discount, upfront fees, closing fees and similar fees incurred after the Funding Date in connection with this Agreement (including any Rollover Loans and Exchange Notes). Notwithstanding the foregoing, Consolidated Interest Charges for the fiscal quarter ended (i) December 31, 2007 shall be $47,000,000, (ii) March 31, 2008 shall be $47,000,000, (iii) June 30, 2008 shall be $47,000,000, and (iv) September 30, 2008 shall be $47,000,000.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso), (d) any gain or loss realized as a result of the cumulative effect of a change in accounting principles, (e) any capital loss suffered as a result of the sale of auction rate securities held by the Borrower or any Subsidiary on the Funding Date and (f) net obligations under Swap Contracts terminated on or about the Funding Date.

“Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date.

“Consolidated Total Assets” means, at any date of determination, the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Credit Facilities” means one or more credit facilities (including the Bank Loan Agreement) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances; provided, however, no term debt issued by any Person pursuant to an indenture qualified under the Trust Indenture Act shall constitute a “Credit Facility.”

“Credit Transaction” means, collectively, (a) entering into of the Bank Loan Agreement (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, the Bank Loan Documents and the Related Documents to which they are or are intended to be a party, (c) the Refinancing and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Debt Rating” means a rating of the Borrower’s senior secured long-term debt; provided that if a Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the Signing Date, the requirement will be met if the Debt Rating by such Rating Agency is at or above the new rating that most closely corresponds to the specified level under the old rating system; and provided further that the Debt Rating in effect on any date is that in effect at the close of business on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Applicable Rate applicable to a Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has become or has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Defeased Debt” means (a) the Indebtedness of the Borrower ($5,000,000 as of June 30, 2008) for its 9.35% medium-term notes due 2019 that is the subject of a covenant defeasance pursuant to Section 4.03 of the indenture therefor dated August 15, 1989, as amended and restated as of August 15, 1990, (b) the Indebtedness of the Borrower ($8,500,000 as of June 30, 2008) for its 8.38% medium-term notes due 2015 that is the subject of a covenant defeasance pursuant to Section 4.03 of the indenture therefor dated August 15, 1989, as amended and restated as of August 15, 1990, and (c) the Indebtedness of the Borrower ($17,105,000 as of June 30, 2008) for its 6.86% medium-term notes due 2009 that is the subject of a covenant defeasance pursuant to Section 4.03 of the indenture therefor dated August 15, 1989, as amended and restated as of August 15, 1990.

“Demand Failure Date” has the meaning given to such term in Section 6.23(c) of this Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) pursuant to a sinking fund or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) in whole or in part, (iii) provides for scheduled payments of dividends to be made in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is 91 days after the Rollover Loan Maturity Date except, in the cases of clauses (i) and (ii), if as a result of a change of control or asset sale, but only if any rights of the holders thereof upon the occurrence of such change of control or asset sale are subject to the prior payment in full of all Obligations (other than contingent indemnification obligations).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environment” means ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Audit” has the meaning specified in Section 6.14(c).

“Environmental Claim” has the meaning specified in Section 5.09(a)(iv).

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials) or the generation, handling, use, storage, treatment, transport, Release or threat of Release of any Hazardous Materials, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan, the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability (as defined in Part 1 of Subtitle E of Title IV of ERISA) or notification that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code; (g) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any

Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any of the Subsidiary; or (i) the imposition by the PBGC of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any Subsidiary or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Note Trustee” means the trustee under the Exchange Notes Indenture.

“Exchange Notes” means the securities issued under the Exchange Notes Indenture.

“Exchange Notes Indenture” means the indenture to be entered into relating to the Exchange Notes, having terms and conditions substantially as set forth in the Description of Exchange Notes attached hereto as Exhibit H (with such changes to cure any ambiguity, omission, defect or inconsistency as the Arrangers and the Borrower shall approve), as the same may be amended, modified or supplemented.

“Exchange Trigger Event” shall be deemed to have occurred on each date that the Administrative Agent shall have received valid requests in accordance with Section 2.12(a) to exchange a principal amount of Loans (that are outstanding as Loans at such time) for Exchange Notes.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise, capital, gross receipts or net worth taxes imposed on it in lieu of net income taxes (other than any such gross receipts taxes that are withholding taxes), by a jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than any such connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, or enforced any Loan Documents), (b) any branch profits taxes or any similar tax imposed by a jurisdiction described in clause (a), (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender or other recipient that has failed to comply with Section 3.01(e), and (d) in the case of a Foreign Lender or other recipient (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States federal withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender or other recipient pursuant to the Laws in force at the time such Foreign Lender or other recipient becomes a party hereto (or designates a new Lending Office) except to the extent that such Foreign Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(2), or (ii) is attributable to such Foreign Lender’s or other recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e).

“Existing Acquired Business Credit Agreement” means that certain Credit Agreement dated as of April 8, 2004, as amended from time to time prior to the Signing Date, among the Acquired Business, Credit Suisse First Boston, as agent, and a syndicate of lenders.

“Existing Borrower Credit Agreement” means that certain Credit Agreement dated as of April 9, 2007 among the Borrower, The Bank of Nova Scotia, as agent, and a syndicate of lenders.

“Existing Credit Agreements” means the Existing Borrower Credit Agreement and the Existing Acquired Business Credit Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), casualty payments, indemnity payments and any purchase price adjustments not received in the ordinary course of business; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.04(b)(v), (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto, (c) are matched to an expense, including asbestos and environmental claim insurance and indemnity payments or (d) are otherwise attributable to insurance settlements in respect of potential asbestos or environmental liabilities (provided that the proceeds of such settlements will be used to satisfy asbestos and environmental liabilities).

“Facilities” means the Loans of the Borrower borrowed pursuant to Loan Documents.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the amended and restated fee letter agreement, dated on or about the Funding Date, among the Borrower, Bank of America, N.A., the Arrangers and Banc of America Bridge LLC.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Holdco” means Ashland International Holdings, Inc., Valvoline International, Inc., Hercules Paper Holdings, Inc., AshOne C.V., Hercules Investments Sarl and any Subsidiary substantially all business and purpose of which is the holding of stock of Subsidiaries that are CFCs (which shall be indicated as a “Foreign Holdco” on a Perfection Certificate Supplement, when required to be delivered), in all cases meeting the requirements of Section 7.17.

“Foreign Lender” means any Lender that is not a United States person as that term is defined in Section 7701(a)(3) of the Code.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction outside the United States of America.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, but in no event later than December 31, 2008.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any Requirement of Law or any Governmental Authority requiring notification to the buyer, lessee, mortgagee, assignee or other transferee of any real property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any real property, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1(a) of the Perfection Certificate (excluding any joint venture and any Subsidiary that is a Special Purpose Financing Subsidiary, Immaterial Subsidiary or CFC and noted as such on Schedule 1(a) of the Perfection Certificate) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Lenders, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all other substances, wastes, pollutants, chemicals, compounds, materials, or contaminants of any nature and in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls and radon gas regulated pursuant to, or which can give rise to liability under, any Environmental Law; provided, however, that with respect to representations and warranties relating to the Acquired Business or its Subsidiaries on or before the Funding Date, “Hazardous Materials” means (a) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, dioxin, urea formaldehyde foam insulation and polychlorinated biphenyls; and (b) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated or otherwise creates liability under any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Swap Contract required or permitted under Article VI or VII.

“Immaterial Subsidiary” means as of any date of determination (which, until the determination as of December 31, 2008 pursuant to Section 6.12(b), shall be calculated as of the nine-month period ending June 30, 2008), any Subsidiary that, together with its Subsidiaries on a consolidated basis, during the twelve months preceding such date of determination accounts for (or to which may be attributed) 2.5% or less of the net income or assets (determined on a consolidated basis) of the Borrower and its Subsidiaries; provided that the aggregate consolidated net income or assets for all Immaterial Subsidiaries shall not at any time exceed 5.0% of the total net income or assets of the Borrower and its Subsidiaries; provided, further, that such Subsidiary is indicated as an “Immaterial Subsidiary” on Schedule 1(a) of the Perfection Certificate or Perfection Certificate Supplement, when required to be delivered.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person, all Synthetic Debt of such Person and all obligations of such Person under Permitted Receivables Facilities;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other entity the obligations of which are not, by operation of law, the joint or several obligations of the holders of its Equity Interests) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, the principal amount outstanding at any time of any Indebtedness issued with original issue discount shall be the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.07 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies and all requirements of the issuer of any of the Insurance Policies.

“Intercompany Note Subordination Agreement” means a subordination agreement substantially in the form of Exhibit I or any other form approved by the Administrative Agent.

“Intercreditor Agreement” means an Intercreditor Agreement by and between the administrative agent to the Bank Loan Agreement and the trustee party to the indenture under which the Exchange Notes are issued or an Intercreditor Agreement by and between the administrative agent to the Bank Loan Agreement and the collateral agent party to the indenture under which the Permanent Securities are issued, substantially in the form of Exhibit N, with such changes as may be reasonably satisfactory to the Administrative Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means the last day of each three-month period following the Funding Date, the Interim Loan Maturity Date (in the case of Interim Loans) and the Rollover Loan Maturity Date (in the case of Rollover Loans), provided, however, that:

(a) any Interest Payment Date that would otherwise be a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Payment Date shall end on the next preceding Business Day; and

(b) the last Interest Payment Date applicable to the Loans shall end on the Interim Loan Maturity Date (in the case of Interim Loans) or the Rollover Loan Maturity Date (in the case of Rollover Loans).

“Interim Loan” means a Loan made pursuant to Section 2.01(a).

“Interim Loan Maturity Date” or “Rollover Date” means the one-year anniversary of the Funding Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Landlord Access Agreement” means a Landlord Access Agreement, substantially in the form of Exhibit O, or any other form approved by the Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means the Interim Loans or the Rollover Loans, as applicable.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty and (d) the Fee Letter and following the Rollover Conversion, (e) the Collateral Documents and (f) the Intercreditor Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Merger” has the meaning specified in the Preliminary Statements.

“Merger Agreement” has the meaning specified in the Preliminary Statements.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning given to such term in the Bank Loan Agreement.

“Mortgage Policy” has the meaning specified in the Bank Loan Documents.

“Mortgaged Property” means (a) each real property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate and (b) each real property, if any, which shall be subject to a mortgage delivered after the Collateral Condition Date pursuant to Section 6.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary (or reasonably necessary) out-of-pocket expenses (including, without limitation, attorneys’ fees) incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary (or reasonably necessary) out-of-pocket expenses (including, without limitation, attorneys’ fees), incurred by the Borrower or such Subsidiary in connection therewith.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, substantially in the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officers’ Certificate” means a certificate signed by two officers of the Borrower or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Borrower or such Guarantor, as applicable.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate or to which the Borrower, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit L or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit M or any other form approved by the Administrative Agent.

“Permanent Securities” means Indebtedness, notes or other securities of the Borrower or any of its subsidiaries issued pursuant to Section 6.23 of this Agreement with such form, term, yield, guarantees, covenants, default and provisions and other terms as are customary for securities of the type issued and may be issued in one or more tranches, all as determined by the Arrangers in their sole discretion to refinance the Loans in an aggregate principal amount not to exceed the Commitments (as may be adjusted pursuant to the Fee Letter).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Receivables Facilities” means, collectively, (a) the Concurrent Trade Receivables Facilities; (b) any successor trade receivables facility which refinances and replaces all or part of the Concurrent Trade Receivables Facility; or (c) any one or more other receivables financings of the Borrower or any Subsidiary thereof in which the Borrower or such Subsidiary sells, conveys or otherwise contributes Permitted Securitization Transferred Assets to a Special Purpose Financing Subsidiary, which Special Purpose Financing Subsidiary then (i) sells (as determined in accordance with GAAP) any such Permitted Securitization Transferred Assets (or an interest therein) to one or more Receivables Financiers, (ii) borrows from such Receivables Financiers and secures such borrowings by a pledge of such Permitted Securitization Transferred Assets or (iii) otherwise finances its acquisition of such Permitted Securitization Transferred Assets and, in connection therewith, conveys an interest in such Permitted Securitization Transferred Assets (and possibly all of the Special Purpose Financing Subsidiary’s property and assets) to the Receivables Financiers; provided that (1) such receivables financing shall not involve any recourse to the Borrower or any of its other Subsidiaries (other than the Special Purpose Financing Subsidiary) for any reason other than (A) repurchases of non-eligible receivables and related assets, (B) customary indemnifications (which shall in no event include indemnification for credit losses on Permitted Securitization Transferred Assets sold to the Special Purpose Financing Subsidiary) and (C) a customary limited recourse guaranty by the Borrower of the obligations of any Subsidiary thereof becoming an originator under such Permitted Receivables Facility delivered in favor of the Special Purpose Financing Subsidiary, (2) for any Permitted Receivables Facility other than the Concurrent Trade Receivables Facility, the Administrative Agent shall be reasonably satisfied with the structure of and documentation for any such transaction and that the terms of such transaction, including the discount at which receivables are sold, the term of the commitment of the Receivables Financier thereunder and any termination events, shall be (in the good faith understanding of the Administrative Agent) consistent with those prevailing in the market for similar transactions involving a receivables originator/servicer of similar credit quality and a receivables pool of similar characteristics, (3) the Administrative Agent shall have received evidence to its satisfaction that it shall have a first priority perfected pledge in the Equity Interests of the Special Purpose Financing Subsidiary and any subordinated note delivered by the Special Purpose Financing Subsidiary to the Borrower, and (4) the documentation for such transaction shall not be amended or modified in any material respect without the prior written approval of the Administrative Agent.

“Permitted Securitization Transferred Assets” means, with respect to the Borrower or any Subsidiary (other than a Special Purpose Financing Subsidiary), the Borrower’s or such Subsidiary’s accounts receivable, notes receivable or residuals, together with certain assets relating thereto (including, without limitation, any deposit accounts receiving collection on such receivables) and the right to collections thereon.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in Section 2.1 of the Security Agreement.

“Pro Forma Basis” means, with respect to any calculation or determination for the Borrower for any Measurement Period, that in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a) pro forma effect will be given to any Indebtedness incurred by the Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) (“Incurred”) after the beginning of the Measurement Period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of the Measurement Period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Contract applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c) Consolidated Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Charges accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of the Measurement Period; and

(d) pro forma effect will be given to (1) the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the Measurement Period, and (2) the discontinuation of any discontinued operations but, in the case of Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of the Borrower or any Subsidiary following the Determination Date that have occurred since the beginning of the Measurement Period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Measurement Period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Proposed Castings Joint Venture Transaction” means that series of transactions pursuant to which the Borrower and certain of its Subsidiaries will transfer the Castings Solutions Business, including its interests in Ashland-Südchemie-Kernfest GmbH and Ashland-Avébène S.A.S. representing no more than $36 million of EBITDA for the 12-month period ended September 30, 2008 and $184 million of tangible assets as of September 30, 2008, to one or more joint venture companies to be owned 50% by designated Affiliates of the Borrower and 50% by designated Affiliates of Süd-Chemie AG.

“Public Lender” has the meaning specified in Section 6.02.

“Rating Agency” means each of Moody’s and S&P.

“Receivables Financier” means one or more Persons who are not Subsidiaries or Affiliates of the Borrower and who are regularly engaged in the business of receivables securitization, which may include, without limitation, one or more asset-backed commercial paper conduits or commercial banks.

“Re-domestication Requirements” means, with respect to any transaction effecting a re-domestication of the Borrower’s jurisdiction of formation referred to in Section 7.04(f), the following:

(a) the Borrower shall have delivered to the Administrative Agent written notice of such re-domestication not less than thirty (30) days prior to the effective date thereof (or such shorter period to which the Administrative Agent may in its discretion agree), which notice shall contain an explicit description of such re-domestication, including an identification of the Person into which the Borrower would merge (the “Transaction Party”);

(b) the Borrower shall have delivered to the Administrative Agent such additional information relating to such transaction, the structure and procedures thereof and the Transaction Party as the Administrative Agent may reasonably request;

(c) the Transaction Party shall be newly formed specially for the purpose of such re-domestication and shall have no assets, liabilities or business other than solely incidental to the re-domestication, duly formed, validly existing and in good standing under the laws of the United States of America, one of its States, the District of Columbia, or other jurisdiction approved by the Administrative Agent in its discretion;

(d) all of the shareholders of the Borrower immediately prior to such merger or assignment are all of the shareholders of the Transaction Party immediately after such merger or assignment (except for variances therefrom, if any, arising from fractional shares);

(e) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that by operation of law or contract, the Transaction Party shall have acceded to and assumed all of the indebtedness, liabilities and other obligations of the Borrower under and pursuant to this Agreement and each of the other Loan Documents;

(f) the Borrower and the Transaction Party shall have executed and delivered to the Administrative Agent and the Lenders such confirmations, joinders, assumptions and other agreements as the Administrative Agent may reasonably require to confirm such indebtedness, liabilities and obligations of the Transaction Party; and

(g) the Administrative Agent and the Lenders shall have received such opinions of counsel, documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence, good standing and authorization of the Transaction Party, the validity and enforceability of such indebtedness, liabilities and other obligations against the Transaction Party, the incumbency of officers executing Loan Documents on behalf of the Transaction Party, and such other matters relating to the Borrower, the Transaction Party, its subsidiaries, the Loan Documents or the Financing Transactions as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(viii).

“Refinancing” means the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries as set forth on Schedule 6.11 and the termination of all commitments with respect thereto.

“Register” has the meaning specified in Section 10.06(c).

“Registration Rights Agreement” means an Exchange and Registration Rights Agreement relating to the Exchange Notes having terms and conditions substantially as set forth in Exhibit G attached hereto.

“Related Documents” means the Merger Agreement and any alterations, amendments, changes, supplements, consents or waivers thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Material into or through the Environment, or into, from or through any building, facility or structure.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding Loans representing more than 50% of the aggregate outstanding Loans; provided that Loans held by the Borrower, a Subsidiary or a Permitted Investor shall be deemed not to be outstanding for the purposes of calculating the Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or manager of long-term finance of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Rollover Loan” has the meaning set forth in Section 2.01(b).

“Rollover Loan Maturity Date” means the sixth anniversary of the Funding Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means, after the Collateral Condition Date and subject to the provisions of the Intercreditor Agreement, any Cash Management Agreement by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means, after the Collateral Condition Date and subject to the provisions of the Intercreditor Agreement, any Swap Contract required or permitted under Article VI or VII by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

“Secured Parties” means, collectively, the holders of the Rollover Loans, Exchange Notes or the Permanent Securities, as applicable, which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Demand” has the meaning set forth in Section 6.23 of this Agreement.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit J among the Loan Parties and the appropriate agent for the benefit of the Secured Parties.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Signing Date” means the date of execution and delivery of this Agreement by the parties hereto pursuant to Section 10.10.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date, and after giving effect to any right of contribution, indemnification, reimbursement or similar right from or among Loan Parties, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that then meets the criteria for recognition contained in Statement of Financial Accounting Standards No. 5.

“Special Purpose Financing Subsidiary” means any Subsidiary of the Borrower created solely for the purposes of, and whose sole activities shall consist of, acquiring and financing Permitted Securitization Transferred Assets pursuant to a Permitted Receivables Facility, and any other activity incidental thereto.

“Stated Maturity,” when used with respect to (i) any Loan or any installment of interest thereon, means the date specified in such Loan as the fixed date on which the principal amount of such Loan or such installment of interest is due and payable and (ii) any other Indebtedness or any installment of interest thereon, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. As of the Funding Date, the Subsidiaries of the Borrower shall include the Subsidiaries of the Borrower after giving effect to the Merger.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means The Bank of Nova Scotia in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $40,000,000.

“Transaction” means, collectively, (a) the consummation of the Merger, (b) the entering into the Bank Loan Agreement, (c) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, the Bank Loan Documents and the Related Documents to which they are or are intended to be a party, (d) the Refinancing and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“United States” and “U.S.” mean the United States of America.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) When used herein, the phrase “to the knowledge of” (or words of similar import), when applied to the Borrower, shall mean the actual knowledge of any Responsible Officer thereof or such knowledge that a Responsible Officer should have in the carrying out of his or her duties with ordinary care.

Section 1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or application thereof, as the case may be (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or application thereof, as the case may be and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or application thereof, as the case may be.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. Times of the Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans.

(a) Interim Loans. Subject to the terms and conditions set forth herein, each Lender agrees severally, and not jointly, to make senior interim bridge loans to the Borrower in Dollars in an amount not to exceed its Commitment on the Funding Date; provided that (i) all such Interim Loans shall be incurred by the Borrower pursuant to one drawing on the Funding Date and (ii) any Interim Loan that is repaid may not be reborrowed.

(b) Rollover Loans. Subject to satisfaction of the conditions set forth in Section 2.01(e), the Borrower, and each Lender, severally and not jointly, agree that if the Interim Loans have not been repaid in full on the Interim Loan Maturity Date, the then outstanding principal amount of each Lender’s Interim Loan shall, immediately after such latest specified time for payment, automatically be converted (a “Rollover Conversion”) into a loan (individually, a “Rollover Loan” and, collectively, the “Rollover Loans”) by the Borrower on the Interim Loan Maturity Date in an aggregate principal amount equal to the then outstanding principal amount of such Lender’s Interim Loans (including any accrued interest not required to be paid in cash). Any Rollover Loans shall bear interest at the Cap Rate.

(c) Records. Upon the conversion of the Interim Loans into Rollover Loans, each Lender shall cancel on its records a principal amount of the Interim Loans held by such Lender corresponding to the principal amount of Rollover Loans issued by such Lender, which corresponding principal amount of the Interim Loans shall be satisfied by the conversion of such Interim Loans into Rollover Loans in accordance with Section 2.01(b). Amounts repaid in respect of Rollover Loans may not be reborrowed.

(d) Defaulting Lenders. For the avoidance of doubt, the Arrangers and the Lenders that are Affiliates of the Arrangers shall be entitled (in addition to the Borrower) to enforce the obligations of any Lender that has not made its share of the Loans to be made by it available to the Administrative Agent on the Funding Date by the time set forth in Section 2.02(b) to the extent the Arrangers or their affiliates have funded on behalf of such Lender.

(e) Conditions to Rollover Conversion. The ability of the Borrower to refinance Interim Loans with Rollover Loans is subject to the following conditions being satisfied:

(1) at the time of any such refinancing, there shall exist no Event of Default or event that, with notice and/or lapse of time, could become an Event of Default;

(2) all fees due to the Arrangers and the Lenders shall have been paid in full;

(3) the Lenders shall have received promissory notes evidencing the Rollover Loans (if requested) and such other documentation as required by this Agreement and the other Loan Documents;

(4) the conditions set forth in Section 4.02 shall have been satisfied;

(5) the representation and warranty in Section 5.22 shall be true and correct; and

(6) no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) The Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. one Business Days prior to the requested date of any Borrowing of Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of the Loans. Each Lender shall make the amount of its Loan available in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice; provided that on the Funding Date, each Lender shall make the amount of its Loan available in immediately available funds at the Administrative Agent’s Office not later than one hour after the Administrative Agent provides notice of the satisfaction of the conditions to the funding on the Funding Date. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

Section 2.03. [Reserved].

Section 2.04. Prepayments.

(a) Optional.

Subject to the last sentence of this Section 2.04(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay any Interim Loan or Rollover Loan, in whole or in part, without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment of Loans and (B) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.04(a) shall be applied (x) ratably and (y) to the principal repayment installments thereof on a pro rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective applicable percentages of the Facility.

(b) Mandatory.

(i) [Reserved].

(ii) [Reserved].

(iii) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(b), (c), (d), (e) or (i)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall, subject to the use of such Net Cash Proceeds to prepay loans pursuant to the terms of the Bank Loan Agreement, prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds promptly, but in any event within five Business Days after the later of (A) receipt thereof by such Person and (B) the expiration of the 30 day period provided below; provided, however, that, following the Interim Loan Maturity Date only, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.04(b)(iii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent not more than 30 days after the date of such Disposition), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 12 months after the receipt of such Net Cash Proceeds such reinvestment shall have been completed; provided, further, however, that with respect to Dispositions pursuant to Section 7.05(h), (x) the Borrower or such Subsidiary may only reinvest up to 50% of such Net Cash Proceeds which do not in the aggregate for all Dispositions under such Section exceed 5% of the Borrower’s Consolidated Total Assets as of the end of the immediately preceding fiscal quarter; and (y) the remaining 50% of such Net Cash Proceeds and any Net Cash Proceeds not so reinvested and 100% of such Net Cash Proceeds for Dispositions under such Section in excess of 5% of the

Borrower’s Consolidated Total Assets as of the end of the immediately preceding fiscal quarter shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(b)(iii).

(iv) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (including, without limitation, any Permanent Securities) or any equity or equity-linked securities of the Borrower, the Borrower shall, subject to the use of such Net Cash Proceeds to prepay loans pursuant to the terms of the Bank Loan Agreement, prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly, but in any event within five Business Days, after receipt thereof by the Borrower or such Subsidiary.

(v) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (iii) or (iv) of this Section 2.04(b), the Borrower shall, subject to the use of such Net Cash Proceeds to prepay loans pursuant to the terms of the Bank Loan Agreement, prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly, but in any event within five Business Days after the later of (A) receipt thereof by such Person and (B) the expiration of the 30 day period provided below; provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent not more than 30 days after the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply within 12 months after the receipt of such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received so long as within 12 months after the receipt of such Net Cash Proceeds such replacement or repair shall have been completed and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(b)(v).

Section 2.05. Termination or Reduction of Commitments.

(i) The Commitments shall be automatically and permanently reduced to zero on the date of the Funding Date.

(ii) Notwithstanding anything to the contrary, all of the Commitments shall expire on the earliest of (a) December 31, 2008, unless the Funding Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Facilities, (c) the acceptance by the Acquired Business or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business other than as part of the Transaction and (d) if any event occurs or information becomes available that, in the reasonable and good faith judgment of the Arrangers, results or is reasonably likely to result in the failure to satisfy any condition set forth in Article IV.

Section 2.06. Repayment of Loan. The Interim Loans will mature on the Interim Loan Maturity Date and, to the extent then unpaid and subject to satisfaction of the conditions set forth in Section 2.01(e), will automatically be converted into Rollover Loans as set forth under Section 2.01(b). The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Rollover Loan on the Rollover Loan Maturity Date.

Section 2.07. Interest.

(a) Subject to the provisions of Section 2.07(b), (i) each Loan shall bear interest on the outstanding principal amount thereof for each three-month interest period at a rate per annum equal to the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided, however, that an Event of Default under Section 8.01(b) resulting from a violation by the Borrower of Section 6.23(c) of this Agreement will not constitute an Event of Default pursuant to which the Required Lenders may request that the Default Rate shall be payable.

(d) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(f) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.08. Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09. Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Section 2.10. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then the Appropriate Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.11. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.12. Exchange Notes.

(a) Subject to satisfaction of the provisions of this Section 2.12 and in reliance upon the representations and warranties of the Borrower herein set forth, on and after the 10th Business Day prior to the Interim Loan Maturity Date, each Lender will have the option to notify (an “Exchange Notice”) the Administrative Agent in writing of its request for senior secured exchange notes (individually, an “Exchange Note” and collectively, the “Exchange Notes”) in a dollar for dollar exchange at par value for an equal principal amount of all or a portion of its outstanding Loans hereunder. Each Lender’s Exchange Notice shall be irrevocable and shall specify the aggregate principal amount of outstanding Loans that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.12, which shall be in a minimum amount of $1,000,000 (and integral multiples of $1,000 in excess thereof) and, subject to the limitations set forth under the heading “—Principal, maturity and interest” in Exhibit H, shall be Exchange Notes bearing interest at the Cap Rate. Loans subject to an Exchange Notice shall be deemed to have been repaid for all purposes of this Agreement upon issuance of a like principal amount of Exchange Notes to such Lender in accordance with clause (c) below.

(b) Notwithstanding the foregoing, such Lender’s Loans shall only be exchanged for Exchange Notes hereunder upon the occurrence of an Exchange Trigger Event, notice of which shall be provided to the Borrower and all such Lenders by the Agent. Upon receipt of notice of an Exchange Trigger Event, the Borrower shall set a date (each an “Exchange Date”) for the exchange of Loans for Exchange Notes, which date shall be no less than 10 Business Days and no more than 15 Business Days (or, in the case of the initial issuance of Exchange Notes, 20 Business Days) after its receipt of notice of an Exchange Trigger Event.

(c) On each Exchange Date, the Borrower shall execute and deliver, and cause the Exchange Note Trustee to authenticate and deliver, to each Lender or as directed by such Lender that exchanges Loans, an Exchange Note in the principal amount equal to 100% of the aggregate outstanding principal amount (including any accrued and unpaid interest not required to be paid in cash) of such Loans (or portion thereof) for which each such Exchange Note is being exchanged. The Exchange Notes shall be governed by the Exchange Notes Indenture. Upon issuance of the Exchange Notes to a Lender in accordance with this Section 2.12, a corresponding amount of the Loans of such Lender shall be deemed to have been repaid.

(d) The Borrower shall, as promptly as practicable after being requested to do so by the Lenders pursuant to the terms of this Agreement at any time following the first Exchange Trigger Event, (i) select a bank or trust company to act as Exchange Note Trustee, (ii) enter into the Registration Rights Agreement, the Collateral Documents, Intercreditor Agreement and the Exchange Notes Indenture, (iii) cause counsel to the Borrower and the General Counsel of the Borrower to deliver to the Administrative Agent executed legal opinions and 10b-5 letters covering such matters as reasonably requested by the Arrangers, (iv) cause the accountants for the Borrower (and, if applicable, the Acquired Business) to deliver customary “comfort letters” and (v) deliver an offering memorandum relating to such Exchange Notes containing the information set forth in Section 6.23(b)(i). The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or any State thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

(e) If Exchange Notes are issued pursuant to the terms hereof, then the holders of such Exchange Notes shall have the registration rights with respect to such Exchange Notes described in Exhibit G hereto and the benefit of a second priority security interest in the Collateral pursuant to the Collateral Documents, subject to the terms of the Intercreditor Agreement.

It is understood and agreed that the Loans exchanged for Exchange Notes constitute the same Indebtedness as such Exchange Notes and that no novation shall be effected by any such exchange.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Payments Free of Certain Taxes; Obligation to Withhold; Payments on Account of Certain Taxes.

(1) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(2) If a Loan Party or the Administrative Agent shall be required by applicable Laws to withhold or deduct any Taxes, then (A) the Administrative Agent, or such Loan Party, as the case may be, shall withhold or make such deductions as are determined by the Administrative Agent, or such Loan Party, as the case may be, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent, or such Loan Party, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(1) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or otherwise with respect to any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (2) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(2) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, severally and not jointly, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any penalties, interest and reasonable expenses incurred by or asserted against the Loan Parties or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent or any Loan Party, as the case may be, to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent or such Loan Party, as the case may be, under this clause (2). The agreements in this clause (2) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all Obligations.

(d) Evidence of Payments. After any payment of Taxes by a Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent for the benefit of the relevant Lender or the Administrative Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(1) Each Lender shall deliver to the Borrower and to the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to withholding, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s or Administrative Agent’s entitlement to any available exemption from, or reduction of, applicable withholding in respect of all payments to be made to such Lender or

Administrative Agent by a Loan Party pursuant to this Agreement or any other Loan Document, or otherwise to establish such Lender’s or Administrative Agent’s status for withholding tax purposes in the applicable jurisdiction.

(2) Without limiting the generality of the foregoing,

(i) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be reasonably requested by the recipient) on or prior to the date on which such “United States person” became a Lender under this Agreement (and from time to time thereafter, upon the request of the Borrower or the Administrative Agent, but only if such “United States person” is legally able to do so), Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(ii) each Foreign Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) Internal Revenue Service Form W-8ECI (or successor thereto),

(III) Internal Revenue Service Form W-8IMY (or successor thereto) and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) Internal Revenue Service Form W-8BEN, or

(V) any other form prescribed by applicable Laws or such other evidence satisfactory to the Borrower as a basis for claiming exemption from or a reduction in withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(3) Each Lender and Administrative Agent shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any previously delivered form or documentation or any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender or Administrative Agent, and as may be reasonably necessary (including the redesignation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender. Each Lender or Administrative Agent that has delivered a form required herein shall, upon the reasonable request of the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent additional copies of such form (or successor thereto) on or before the date such form expires or becomes obsolete.

(4) The Administrative Agent shall deliver to the Borrower, when reasonably requested by the Borrower, a properly completed and executed applicable IRS form to permit the Borrower to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to U.S. federal withholding tax, (B) if applicable, the required rate of withholding or deduction of such tax, and (C) the Administrative Agent’s entitlement to any available exemption from, or reduction of, U.S. federal withholding tax in respect of payments to be made to the Administrative Agent by a Loan Party pursuant to this Agreement or any other Loan Document.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent or any Loan Party have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes or Other Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund (or a credit against its future tax liability in lieu of a refund) of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Parties an amount equal to such refund or credit in lieu of a refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit in lieu of a refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of a refund); provided that such Loan Parties, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority and delivers to such Loan Parties evidence reasonably satisfactory to such Loan Parties of such repayment. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 3.02. [Reserved].

Section 3.03. [Reserved].

Section 3.04. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05. [Reserved].

Section 3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07. Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions of Credit Extension on the Funding Date. The obligation of each Lender to make its Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Arrangers:

(i) (w) executed counterparts of this Agreement and the Guaranty dated the Signing Date, (x) executed counterpart of the Joinder (as defined in the Guaranty) and (y) the Bank Loan Agreement; in each case sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) certificate of the secretary or assistant secretary of each Loan Party dated the Funding Date, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (iii));

(iv) a certificate as to the good standing or equivalent of each Loan Party (in so-called “long-form” if available) (except where the Loan Party’s jurisdiction of organization does not recognize good standing or equivalent status) as of a recent date, from such Secretary of State (or other applicable Governmental Authority);

(v) a favorable opinion of (A) Squire, Sanders & Dempsey L.L.P., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-1 with such changes thereto, and with respect to such other matters concerning the Loan Parties and the Loan Documents, as the Arrangers may reasonably request and (B) in-house counsel to each Loan Party, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-2 with such changes thereto, and with respect to such other matters concerning the Loan Parties and the Loan Documents, as the Arrangers may reasonably request;

(vi) a favorable opinion of each local counsel listed on Schedule 4.01(a)(vi), in each case, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-3 with such changes thereto, and with respect to such other matters concerning the Loan Parties and the Loan Documents, as the Arrangers may reasonably request;

(vii) a certificate of a Responsible Officer of each Loan Party (A) confirming that all consents, licenses and approvals to the extent required by the terms of the Merger Agreement in connection with the consummation of the Merger have been obtained and either (B) attaching copies of all consents, licenses and approvals (other than those described in clause (A) above) required in connection with the consummation by such Loan Party of the Credit Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (C) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(e), (f), (g), (h), (i) (l) and (m) have been satisfied; and (B) a calculation of the Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Funding Date;

(ix) a business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the first year following the Funding Date;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained (including, without limitation, flood insurance) and is in effect, together with the certificates of insurance in form and substance satisfactory to the Administrative Agent;

(xi) certified copies of each of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;

(xii) “Pay-off” letters in form and substance reasonably satisfactory to the Administrative Agent with respect to the Existing Credit Agreements having been, or concurrently with the Funding Date are being, terminated and all Liens securing obligations under the Existing Credit Agreements have been, or concurrently with the Funding Date are being, released; and

(xiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Arranger reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Funding Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Funding Date shall have been paid.

(c) The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Funding Date shall have occurred on or before December 31, 2008.

(e) After giving effect to the Transaction, the Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans, (ii) Indebtedness incurred under the Bank Loan Agreement, (iii) any Permitted Receivables Facility and (iv) other Indebtedness listed on Schedule 7.02. Without limitation of the foregoing, the currency swap agreement, dated October 14, 2008, among the Borrower and the Arrangers (or Affiliates thereof) in a notional amount of approximately €420,000,000 will be terminated on, and as a condition to, funding on the Funding Date.

(f) The Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein consented to or waived without the prior written consent of the Arrangers (other than a waiver by the Acquired Business of the condition set forth in Section 7.03(c) of the Merger Agreement and other than any other such alterations, amendments, changes, supplements, consents or waivers that are not materially adverse individually or in the aggregate to the interests of the Arrangers or Lenders). The Merger shall have been or shall concurrently be consummated in accordance with the terms of the Merger Agreement, as its provisions may from time to time have been altered, amended, changed, supplemented, consented to or waived in accordance with this Section 4.01(f); and the Administrative Agent shall have received, or shall receive concurrently, certified copies of a certificate of merger or other confirmation satisfactory to the Arrangers of the consummation of the Merger from the Secretary of State of the State of Delaware.

(g) The Borrower shall have received or shall concurrently receive not less than an aggregate of $1,250,000,000 in gross cash proceeds from the borrowing under the Bank Loan Agreement.

(h) Prior to and during the syndication, there shall have been no offering, placement or arrangement of any debt by or on behalf of any Loan Party (other than the Concurrent Trade Receivables Facility, the Bank Loan Agreement or with respect to Indebtedness listed on Schedule 7.02).

(i) No Closing Date Acquired Business Material Adverse Effect shall have occurred since July 10, 2008 and be continuing.

(j) On the Funding Date and immediately prior to giving effect to the Merger, the representations and warranties with respect to the Acquired Business and its Subsidiaries shall be true and correct to the extent required by the condition set forth in Section 7.02(a) of the Merger Agreement.

(k) On the Funding Date, the Borrower shall have completed and made available to the Arrangers an electronic copy of an offering memorandum for the offer and sale of senior notes pursuant to Rule 144A of the rules and regulations under the Securities Act (it being understood and agreed that for the purposes of determining compliance with the condition set forth in this clause (k) only, the draft offering memorandum delivered by the Borrower to the Arrangers on November 12, 2008 is satisfactory to the Arrangers).

(l) (i) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date and (ii) those representations and warranties in respect of the Acquired Business and its Subsidiaries contained in Sections 5.01, 5.02, 5.14, 5.16, 5.18 and 5.21 shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) and provided, that if the Borrower cannot make a representation and warranty contained in clause (i), the Borrower can make the corresponding representation and warranty contained in the Existing Borrower Credit Agreement with such conforming changes to the applicable representation and warranty of the Existing Borrower Credit Agreement as the Borrower and Arrangers may reasonably agree, and such representation and warranty shall be set forth in the certificate delivered on the Funding Date.

(m) For purposes of the advances of Loans on the Funding Date, no Default shall have occurred and be continuing under Sections 8.01(a), (f), or (j) and no Event of Default shall have occurred and be continuing.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.

Section 4.02. Collateral Condition. On or prior to the date that is 60 days from the date hereof, (such date, the “Collateral Condition Date”), the Borrower shall have obtained, or caused the applicable Loan Party to obtain, the documents and items listed on Schedule A in order to permit the creation of a valid and enforceable second priority Lien on and security interest in the Collateral for the benefit of the Secured Parties pending the Rollover Conversion or issuance of Permanent Securities pursuant to Section 6.23 or the Exchange Notes pursuant to Section 2.12. Such documents shall be delivered to the Administrative Agent and held in escrow pending the Rollover Conversion or the issuance of the Permanent Securities pursuant to Section 6.23 or the Exchange Notes pursuant to Section 2.12.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that (provided that (i) to the extent any such representation or warranty relates to the Acquired Business or any of its Subsidiaries, such representation or warranty is not made on the Signing Date, but shall be made on the Funding Date and (ii) the Borrower shall be permitted to update the Schedules to this Agreement on or prior to the initial borrowings on the Funding Date, so long as any such updates are satisfactory to the Arrangers):

Section 5.01. Existence, Qualification and Power. Each Loan Party and each of its Material Subsidiaries (a) is duly organized or formed, legally and validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. As of the Signing Date, the execution, delivery and performance by the Borrower of this Agreement and each Related Document to which it is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than the Liens created pursuant to the Bank Loan Agreement), or require any payment to be made under (i) any Contractual Obligation under a material contract to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law. As of the Funding Date, the execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation under a material contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 5.03. Governmental Authorization; Other Consents. On and after the Funding Date, except as already obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person will be necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Credit Transaction or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents. As of the Funding Date, all applicable waiting periods in connection with the Credit Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Credit Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. As of the Funding Date, the Merger shall be consummated in accordance with the Merger Agreement and applicable Law.

Section 5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of affecting creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements with respect to the Borrower, and, to the Borrower’s knowledge, the Audited Financial Statements with respect to the Acquired Business (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries or the Acquired Business and its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries and of the Acquired Business and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) (i) The unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries dated June 30, 2008, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (x) and (y), to the absence of footnotes and to normal year-end audit adjustments and (ii) to the Borrower’s knowledge, the unaudited consolidated and consolidating balance sheets of the Acquired Business and its Subsidiaries dated June 30, 2008, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present the financial condition of the Acquired Business and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (x) and (y), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries and the Acquired Business and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material contracts and Indebtedness.

(c) [Reserved].

(d) The consolidated and consolidating pro forma balance sheets of the Borrower and its Subsidiaries as at June 30, 2008 and the related consolidated and consolidating pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated and consolidating pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated and consolidating pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(e) (i) The consolidated and consolidating forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 were prepared in good faith and on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance; and (ii) the consolidated and consolidating forecasted balance sheets, statements of income and cash flows of the Acquired Business and its Subsidiaries delivered pursuant to Section 4.01 were, to the Borrower’s knowledge, prepared in good faith and on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

Section 5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08. Ownership of Property; Liens; Investments.

(a) Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances, Liens securing Indebtedness or other obligations less than $1,000,000 individually and Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) [Reserved].

(d) [Reserved].

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments in excess of $5,000,000 held by any Loan Party on the Signing Date, showing as of the Signing Date the amount, obligor or issuer and maturity, if any, thereof.

Section 5.09. Environmental Matters.

(a) Except as set forth on Schedule 5.09 or except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i) The Borrower and its Subsidiaries and their businesses, operations, facilities and property are in compliance with, and the Borrower and its Subsidiaries have no liability under, any Environmental Laws;

(ii) The Borrower and its Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their facilities and property, under Environmental Laws, and all such Environmental Permits are valid and in good standing;

(iii) (A) There has been no Release or, to the knowledge of the Borrower, threatened Release of Hazardous Materials on, at, under or from any property or facility presently owned, leased or operated by the Borrower and its Subsidiaries during the period of time when such property or facility was owned, leased or operated by the Borrower and its Subsidiaries, that could reasonably be expected to result in liability of the Borrower or any Subsidiary under or noncompliance by the Borrower or any Subsidiary with any Environmental Law and (B) to the knowledge of the Borrower, there has been no Release or threatened Release of Hazardous Materials on, at, under or from any property or facility owned, leased or operated by the Borrower and its Subsidiaries during the period of time when such property or facility was not owned, leased or operated by the Borrower and its Subsidiaries, that could reasonably be expected to result in liability of the Borrower or any Subsidiary under or noncompliance by the Borrower or any Subsidiary with any Environmental Law;

(iv) There is no claim, notice, suit, action, complaint, demand or proceeding pending or, to the knowledge of the Borrower and its Subsidiaries threatened, against the Borrower or its Subsidiaries alleging actual or potential liability under or violation of any Environmental Law (an “Environmental Claim”), and, to the knowledge of the Borrower, there are no actions, activities, occurrences, conditions, or incidents that could reasonably be expected to form the basis of such an Environmental Claim;

(v) To the knowledge of the Borrower, no Person with an indemnity or contribution obligation to the Borrower or any of its Subsidiaries relating to compliance with or liability under any Environmental Law is in default with respect to such obligation; and

(vi) Neither the Borrower nor any of its Subsidiaries is currently obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any Environmental Permit, order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of them is conducting or financing, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any facility or location.

(b) Except as set forth in Schedule 5.09, no Lien has been recorded or, to the knowledge of the Borrower and its Subsidiaries threatened, under any Environmental Law with respect to any real property or other assets currently owned by the Borrower or any of its Material Subsidiaries.

Section 5.10. Insurance. The properties of the Borrower and its Material Subsidiaries are insured with (i) financially sound and reputable insurance companies and (ii) insurance companies that are not Affiliates of the Borrower (other than Ashmont Insurance Company, Inc., which is an Affiliate of the Borrower, the Subsidiaries of Ashmont Insurance Company, Inc. and their respective successors and assigns), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Material Subsidiary operates.

Section 5.11. Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted, which suspend enforcement or collection of the claim in question and for which adequate reserves have been provided in accordance with GAAP, except, where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no proposed tax assessments against the Borrower or any Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.11, neither any Loan Party nor any Domestic Subsidiary thereof is party to any tax sharing agreement. The Merger will not be taxable to the Borrower or any of its Subsidiaries.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by or will be timely filed according to the applicable determination letter cycle with the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has been determined to be, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code), whose accumulated benefit obligation as determined under Financial Accounting Standard 87 is greater than or equal to $30,000,000; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Signing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.13. [Reserved].

Section 5.14. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.16. Compliance with Laws. Except as disclosed on Schedule 5.09, each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.17. [Reserved].

Section 5.18. Solvency. After giving effect to the Transactions, (i) the Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent and (ii) the Acquired Business is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 5.19. [Reserved].

Section 5.20. [Reserved].

Section 5.21. Reportable Transactions. Neither the Borrower nor any of its Subsidiaries expects to identify one or more of the Loans under this Agreement as a “reportable transaction” on IRS Form 8886 filed with the U.S. tax returns for purposes of Sections 6011, 6111 or 6112 of the Code or the Treasury Regulations promulgated thereunder.

Section 5.22. Collateral Documents. On and after the Collateral Condition Date:

(a) The Security Agreement is effective to create in favor of the Administrative Agent, legal, valid and enforceable second priority Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 5 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by such agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or is not required to be perfected pursuant to this Agreement or any other Loan Document), in each case subject to no Liens other than Liens permitted under the Loan Documents.

(b) When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted under the Loan Documents.

64

(c) Each Mortgage is effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the secured parties named therein, legal, valid and enforceable second priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances, and when the Mortgages are filed in the offices specified on Schedule 7(a) to the Perfection Certificate dated the Collateral Condition Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.12 and 6.15 of this Agreement (as in effect on the Collateral Condition Date), when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 4.02, 6.12 and 6.15 hereof, the Mortgages shall constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Encumbrances.

(d) Each Collateral Document delivered pursuant to Sections 4.02, 6.12 and 6.15 of this Agreement (as in effect on the Collateral Condition Date) will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, legal, valid and enforceable second priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, in each case subject to no Liens other than Liens permitted under the Loan Documents, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document or is not required to be perfected pursuant to this Agreement or any other Loan Document), such Collateral Document will constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the Liens permitted under the Loan Documents, as the foregoing is warranted in, as applicable, paragraph (a), (b) or (c) of this Section 5.22.

ARTICLE VI

AFFIRMATIVE COVENANTS

From and after the Funding Date, so long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) promptly when available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended September 30, 2008), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b) promptly when available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending December 31, 2008), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), to the extent obtainable with commercially reasonable efforts, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the material insurance coverage with respect to property and/or risks located in the United States (specifying type, amount and carrier) in effect for each Loan Party and its Material Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, to the extent permitted by Law;

(h) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i) promptly after the assertion or occurrence thereof, notice of any action or proceeding pursuant to any Environmental Law against or of any claimed noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law; provided, however, that no such notice shall be required under clause (ii), above, if the restriction on occupancy or use is immaterial in nature, in the reasonable judgment of the Borrower;

(j) after the Collateral Condition Date, concurrently with the delivery of financial statements pursuant to Section 6.01(a), deliver to the Administrative Agent a Perfection Certificate Supplement (or a certificate confirming that there has been no change in information since the date of the Perfection Certificate or latest Perfection Certificate Supplement) and a certificate of a Responsible Officer and the chief legal officer of the Borrower certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period and except to the extent that perfection is not then required pursuant to any provision of this Agreement or any other Loan Document);

(k) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(l) (A) Upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any Subsidiary or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that the

Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan have not been requested, the applicable entity shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the

Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03. Notices. Promptly following a Responsible Officer’s knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b);

(e) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(iii), (ii) incurrence or issuance of any Indebtedness or equity securities for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(iv), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(v); and

(f) of any announcement by a Rating Agency of any change in a Debt Rating, including outlook.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e) or (f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 6.03 shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, if such contest suspends enforcement or collection of the claim in question; (b) all lawful claims before by law they become a Lien upon its property that would cause a breach of Section 7.01; and (c) all Indebtedness that exceeds the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the Borrower’s and its Material Subsidiaries’ legal existence and good standing (or equivalent status) under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate the Merger and any other merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof; and

(c) use a standard of care typical in the industry in the operation and maintenance of its facilities, in the case of each of (a), (b) and (c), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.07. Maintenance of Insurance.

(a) Maintain with (i) financially sound and reputable insurance companies and (ii) insurance companies that are not Affiliates of the Borrower (other than Ashmont Insurance Company, Inc., which is an Affiliate of the Borrower, the Subsidiaries of Ashmont Insurance Company, Inc. and their respective successors and assigns), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other companies.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) after the Collateral Condition Date, name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable in the case of insurance relating to Collateral and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(c) After the Collateral Condition Date, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Food Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in such amounts at least sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Material Subsidiary operates and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) After the Collateral Condition Date, no Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Mortgaged Property, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Mortgaged Property; provided that each Loan party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirement by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 6.07 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 6.07.

Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

72

Section 6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and reasonable frequency, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.11. Use of Proceeds. Use the proceeds of the Credit Extensions (i) to finance the Merger and the Refinancing, (ii) to pay fees and expenses incurred in connection with the Transaction and (iii) to provide ongoing working capital and for general corporate purposes not in contravention of any Law or of any Loan Document.

Section 6.12. Covenant to Guarantee Obligations and Give Security.

(a) With respect to any Person that is or becomes a Subsidiary (other than an Immaterial Subsidiary or Special Purpose Financing Subsidiary) after the Funding Date or any Subsidiary that ceases to be an Immaterial Subsidiary or Special Purpose Financing Subsidiary, promptly (and in any event (A) within 30 days after such Person becomes a Subsidiary or (B) within 30 days after financial statements have been delivered pursuant to Section 6.01 (commencing with the financial statements for the quarter ending December 31, 2008) indicating that such Subsidiary has ceased to be an Immaterial Subsidiary or Special Purpose Financing Subsidiary, as the case may be) cause such new Subsidiary to (i) execute a joinder agreement to the Guaranty or such comparable documentation to become a Guarantor (provided that, in the case of any Foreign Holdco, recourse on any Guarantee by such Foreign Holdco shall be limited to the extent required by the law of such Foreign Holdco’s jurisdiction of organization) and (ii) following Collateral Condition Date and subject to the Intercreditor Agreement, (A) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary (other than a Foreign Holdco or other Subsidiary to the extent the pledge of Equity Interests thereof would be prohibited by applicable law) that are directly owned by the Borrower or a Guarantor, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Administrative Agent pursuant to clause (ii) of this Section 6.12(a) shall not include any Equity Interests of a Foreign Holdco or of a CFC created or acquired after the Funding Date other than (X) Voting Stock of any Subsidiary which is a first-tier CFC or Foreign Holdco that is an Immaterial Subsidiary and not a Guarantor representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (Y) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 6.12(a).

(b) Notwithstanding anything to the contrary in this Section 6.12, if any Person ceases to be a Guarantor in accordance with this Agreement as a result of a transaction permitted hereunder or as a result of ceasing to be a Material Subsidiary (other than Ashprop LLC, Ashland Licensing and Intellectual Property LLC and Ash GP LLC), the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith and in accordance with Section 9.10, execute and deliver to such Person such documents as such Person may reasonably request to evidence the release of such Person from its Obligations hereunder and under the other Loan Documents.

(c) Following the Collateral Condition Date:

(i) subject to this Section 6.12, with respect to any property acquired after the Collateral Condition Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (A) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the appropriate agent, for its benefit and for the benefit of the other Secured Parties, a second priority Lien on such property subject to no Liens other than Liens permitted under the Loan Documents, and (B) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties; and

(ii) promptly grant to the Administrative Agent, within 30 days of the acquisition thereof, a security interest in and Mortgage on each real property owned in fee by such Loan Party as is acquired by such Loan Party after the Collateral Condition Date and that, together with any improvements thereon, individually has a fair market value of at least $10,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.01). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected second priority Liens subject only to Permitted Encumbrances. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired real property (including, but not limited to, a Mortgage Policy, a survey, a flood hazard determination, evidence of insurance coverage required hereunder and counsel opinions (in each case, in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).

(d) Notwithstanding anything to the contrary in this Section 6.12, the Collateral shall not include assets in circumstances where the Administrative Agent determines that the cost of obtaining pledge or security interest in such assets is excessive in relation to the benefit thereof.

Section 6.13. Compliance with Environmental Laws. Except where the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect, comply, and, to the extent permitted by Law and attainable using commercially reasonable efforts, cause all lessees and other Persons operating or occupying its properties and facilities to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations, properties and facilities; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any of its properties or facilities, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such actions to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.14. Preparation of Environmental Reports. If an Event of Default is continuing relating to Section 5.09 or Section 6.13, or if the Administrative Agent at any time has reason to believe that there exist violations of Environmental Laws by any Loan Party or any of its Subsidiaries or that there exist any Environmental Liabilities or Environmental Claims, in each case which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, then the following procedure shall be implemented:

(a) The Administrative Agent shall notify the Loan Parties that it intends to seek an environmental audit and/or assessment report meeting the description in subsection (c) below, and shall consult with the Loan Parties on the facts and circumstances giving rise to the intent;

(b) The Loan Parties shall have ten (10) business days to provide a response to and otherwise consult with the Administrative Agent and the Required Lenders;

(c) If, after the consultation described in subsections (a) and (b) above, the Administrative Agent and the Required Lenders believe it necessary, each Loan Party shall, at the request of the Required Lenders, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental audit and/or assessment report for any of its properties or facilities which is the subject of any such Event of Default, violation, Environmental Liability, and/or Environmental Claim (“Environmental Audit”). An Environmental Audit may include, where appropriate, soil, air, surface water and groundwater sampling and testing. The Environmental Audit shall be prepared by an environmental consulting firm acceptable to the Administrative Agent. The Environmental Audit will, as relevant, indicate the presence or absence of any such violation, and/or the presence, absence, Release or threat of Release of Hazardous Materials and shall include the estimated cost of any compliance, removal, remedial or other action required to correct any such Event of Default, or violation, and/or to address any such Environmental Liability and/or Environmental Claim; and

(d) Without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such audit and/or report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such audit and/or report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property or facility described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties or facilities to undertake such an audit and/or assessment.

Section 6.15. Further Assurances.

(a) Prior to the Collateral Condition Date, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require.

(b) On and following the Collateral Condition Date, promptly upon the reasonable request of the Administrative Agent or any Lender, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Collateral Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. The Borrower shall deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require. If the Administrative

Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the real property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent. On or prior to the Collateral Condition Date, the Borrower shall cause to be executed and delivered to the Administrative Agent the Intercreditor Agreement in form and substance satisfactory to the Administrative Agent.

Section 6.16. Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 6.17. Interest Rate Hedging. Enter into, prior to or within 90 days after the Funding Date, and maintain at all times thereafter, interest rate Swap Contracts with Persons reasonably satisfactory to the Arrangers, covering a notional amount in an amount sufficient to result in not less than 50% of the aggregate outstanding Indebtedness for borrowed money (other than the Total Revolving Credit Outstandings (as such term is defined in the Bank Loan Agreement) being subject to interest at a fixed rate until the maturity thereof, whether by the terms of such Indebtedness or by the terms of such interest rate Swap Contracts, and providing for such Persons to make payments thereunder for an initial period of no less than three years.

Section 6.18. [Reserved].

Section 6.19. Material Contracts. Perform and observe all the terms and provisions of each material contract to be performed or observed by it, maintain each such material contract in full force and effect and enforce each such material contract in accordance with its terms, except for valid business reasons as determined by the Borrower or such Subsidiary in its sole judgment (unless such exception would reasonably be expected to have a Material Adverse Effect), and in each case, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.20. Designation as Senior Debt. Designate all Bridge Loan Obligations as “Designated Senior Indebtedness” (or similar term) under, and defined in, any subordinated indebtedness of the Borrower and its Subsidiaries.

Section 6.21. [Reserved].

Section 6.22. Cooperation. The Borrower agrees to assist the Arrangers in refinancing the Loans, including, without limitation, in achieving an underwriting or private placement of the Permanent Securities or Loans that is satisfactory to the Arrangers and in completing any financial advisory assignment. To assist the Arrangers in the refinancing effort, the Borrower hereby agrees to (a) provide and cause its advisors to provide the Arrangers upon request with all information reasonably deemed necessary by the Arrangers to complete the underwriting or private placement, including but not limited to financial statements and other financial and other information and evaluations (including with respect to the Collateral) prepared by the Borrower and its advisors, or on the Borrower’s behalf, relating to the Transaction and the business and operations of the Borrower, and (b) otherwise provide full cooperation to, and assist the Arrangers in its underwriting or private placement efforts, including making available officers and advisors of the Borrower (subject to reasonable notice and scheduling) from time to time to attend and make presentations regarding the business and prospects of the Borrower at a meeting or meetings of prospective investors.

Section 6.23. Securities Demand.

(a) Upon a request (each, a “Securities Demand”) of the Arrangers from time to time and at any time on or after the date hereof, the Borrower shall (or, if so specified by the Arrangers, will cause another affiliate of the Borrower to) issue, in one or more issuances, Permanent Securities in such amounts as will generate gross proceeds in any such issuance of an amount at least equal to the lesser of (x) $175 million and (y) an amount sufficient to repay all outstanding amounts under this Agreement (subject to the terms of the Fee Letter) and all related fees and expenses; provided that at such time as the amount of gross proceeds of Permanent Securities requested by the Arrangers to be issued pursuant to this Section 6.23 equals $250 million, the Borrower shall take, or cause to be taken, all actions necessary to create a valid and enforceable second priority Lien on and security interest in the Collateral for the benefit of the Lenders; provided that the Borrower shall not be required to have such actions completed prior to the Collateral Condition Date. The Permanent Securities shall have such form, term, yield, guarantees, covenants, default and provisions and other terms as are customary for securities of the type issued and may be issued in one or more tranches, all as determined by the Arrangers in their sole discretion; provided that (A) such Permanent Securities (x) shall be non-callable for no more than four years from the Funding Date, (y) shall mature no later than six years from the Funding Date and (z) for the avoidance of doubt, may be secured on a second-lien basis by the Collateral securing the Obligations under the Bank Loan Agreement and (B) the weighted average yield to the Borrower on the Permanent Securities shall not exceed the rate set forth on Schedule 6.23. Any Permanent Securities issued and sold prior to the six-month anniversary of the Funding Date shall include a distribution to third party investors by the Arrangers of at least 50% of the aggregate principal amount of such Permanent Securities issued on each such date of issuance.

(b) The Borrower will use their reasonable best efforts to, within 10 days of any such request as set forth in clause (a) above (and shall, in any event, within 15 days), do all things required in the opinion of the Arrangers, in their sole discretion, in connection with the issuance and sale of any Permanent Securities and in any event including (without limitation), the following:

(i) the Borrower shall complete and make available to the Arrangers and potential investors copies of an offering memorandum for the offer and sale of the Permanent Securities pursuant to Rule 144A of the rules and regulations under the Securities Act containing such disclosures as may be required by applicable laws, as are customary and appropriate for such a document or as may be required by the Arrangers (including all audited, pro forma and other financial statements and schedules of the Borrower and its subsidiaries of the type that would be required in a registered public offering of the Permanent Securities on Form S-1 and including commercially reasonable efforts to deliver a customary “comfort letter” from the independent public accountants for the Borrower in form and substance satisfactory to the Arrangers);

(ii) senior management of the Borrower and its subsidiaries (and of the Acquired Business and its subsidiaries) shall make themselves available (subject to the reasonable notice and scheduling) for due diligence, rating agency presentations and a road show and other meetings with potential investors for the Permanent Securities as required by the Arrangers in their reasonable judgment to market the Permanent Securities, and

(iii) the Borrower shall obtain a rating for the Permanent Securities from each of Moody’s and S&P.

(c) The Arrangers may at any time require the Borrower to (or, if so specified by the Arrangers, the Borrower shall cause an affiliate of the Borrower to) execute an underwriting or purchase agreement providing for the issuance of the Permanent Securities contemplated hereby substantially in the form of Banc of America Securities LLC’s standard underwriting or purchase agreement, modified as appropriate to reflect the terms of the transactions contemplated thereby and containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions and providing for the delivery of an indenture and a security, registration rights and related agreements substantially in the form of Banc of America Securities LLC’s standard indentures and security, registration rights and related agreements, legal opinions, comfort letters and officers’ certificates, all in form and substance reasonably satisfactory to the Arrangers and their counsel, as well as such other terms and conditions as the Arrangers and their counsel may consider appropriate in light of then prevailing market conditions applicable to similar financings or in light of any aspect of the transactions contemplated hereby that requires such other terms or conditions. Without limiting the generality of the foregoing, the Borrower represents and warrants that the offering memorandum for the

Permanent Securities will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. In the event of a failure by the Borrower to comply with this Section 6.23 within 15 days after the delivery of a securities demand by the Arrangers (the “Demand Failure Date”), the Arrangers shall have the right to increase the interest rate with respect to the Loans on the Demand Failure Date such that the interest rate on the Loans shall be increased to the Cap Rate.

(d) The Arrangers may at any time and from time to time make a request for the issuance of Permanent Securities to the Lenders to refinance the Loans and to be resold by them at any time thereafter in accordance with the provisions of this Section 6.23.

(e) For the avoidance of doubt, (i) the Arrangers may reoffer the Permanent Securities to potential investors at any price below or above the proceeds received by the Borrower from the Arrangers for the Permanent Securities, (ii) any adverse tax consequences shall not be a basis for the failure to comply with this Section 6.23 and (iii) the yield payable by the Borrower on any Permanent Securities shall not include (x) any original issue discount arising from below par resales by the Arrangers or (y) the tax impact of any “cancellation of indebtedness” income; provided, however, that the Arrangers may not arrange for the sale of Permanent Securities to any holder of all or a portion of the Loans (or any Affiliate of such holder) to the extent the principal amount of such Permanent Securities issued to any such holder (or Affiliate thereof) are exchanged, directly or indirectly, for a larger principal amount of Loans held by such holder (or Affiliate thereof) without the written consent of the Borrower.

ARTICLE VII

NEGATIVE COVENANTS

From and after the Funding Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Material Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Signing Date and listed on Schedule 5.08(b) and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) the direct or any contingent obligor with respect thereto is not changed (except for releases thereof), and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and either (i) such contest suspends enforcement or collection of the claim in question, or (ii) the Borrower or such Subsidiary takes such actions as are reasonably necessary to replace or substitute such Lien with a bond or equivalent surety or otherwise prevent the forfeiture or sale of the subject property or asset as a result of the enforcement or collection of the claim in question;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person either (i) such contest suspends enforcement or collection of the claim in question, or (ii) the Borrower or such Subsidiary takes such actions as are reasonably necessary to replace or substitute such Lien with a bond or equivalent surety or otherwise prevent the forfeiture or sale of the subject property or asset as a result of the enforcement or collection of the claim in question;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and, for Foreign Subsidiaries only, retirement plans of such Foreign Subsidiaries;

(f) deposits or other security to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations (including obligations under Environmental Laws), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens on Permitted Securitization Transferred Assets arising in connection with the Permitted Receivables Facilities;

(k) Liens on the Collateral securing Obligations incurred under the Bank Loan Documents and the Concurrent Trade Receivables Facility in an aggregate principal amount not to exceed $2,100,000,000; provided that after the Collateral Condition Date, the Liens on the Collateral under Bank Loan Documents will be subject to the Intercreditor Agreement;

(l) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $55,000,000 at any time outstanding;

(m) Liens securing indebtedness outstanding of Foreign Subsidiaries permitted hereunder in an aggregate principal amount not to exceed $165,000,000 at any time outstanding;

(n) Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions permitted under this Agreement in an amount not to exceed $5,500,000;

(o) (i) set-off rights or (ii) Liens arising in connection with repurchase agreements that are Investments permitted under Section 7.03;

(p) Liens arising pursuant to Law in favor of a Governmental Authority in connection with the importation of goods in the ordinary course of business;

(q) Permitted Encumbrances; and

(r) the replacement, extension or renewal of any Lien permitted by clauses (i) and (j) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (other than releases thereof) (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

Section 7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness evidenced by the Bank Loan Facility (and Guarantees thereof) in an aggregate principal amount of up to $2,100,000,000, less any amounts incurred pursuant to clause (k) below and any mandatory prepayments or repayments or reductions pursuant to the terms thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and the direct or any contingent obligors with respect thereto are not changed, as a result of or in connection with such refinancing, refunding, renewal or extension (except that any one or more guarantors of the Bank Loan Facility need not be guarantors under any such refinancing, refunding, renewal or extension); and provided, further, that the terms relating to amortization, maturity, ranking, collateral and other material terms taken as a whole of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; provided, further, that no Subsidiary of the Borrower that is not a Guarantor of the Obligations shall be a guarantor of the Bank Loan Facility or any refinancings, refundings, renewals or extensions thereof;

(c) Indebtedness of (i) a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (A) after the Collateral Condition Date, in the case of Indebtedness owed to a Loan Party, constitute “Pledged Collateral” under the Security Agreement, (B) be subject to an Intercompany Note Subordination Agreement and on terms acceptable to the Administrative Agent and (C) be otherwise permitted under the provisions of Section 7.03 and (ii) a Loan Party to another Loan Party;

(d) Indebtedness (including Guarantees) under the Loan Documents;

(e) Indebtedness outstanding on the Signing Date and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligors with respect thereto are not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(f) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(g) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $82,500,000;

(h) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Signing Date in accordance with the terms of Section 7.03(g), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(i) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed $220,000,000 at any time outstanding;

(j) other unsecured Indebtedness of the Loan Parties; provided that (i) no Default shall exist or result therefrom, (ii) such Indebtedness shall require no amortization payments and shall not have a scheduled maturity prior to the date that is 180 days following the Rollover Loan Maturity Date and the non-economic terms, covenants and conditions of such Indebtedness are not materially less favorable to the obligor thereon or to the Lenders than the Bridge Loan Obligations; provided that the restrictions set forth in this clause (ii) shall not apply with respect to up to an aggregate of $27,500,000 principal amount of Indebtedness incurred under this clause (j), (iii) if such Indebtedness is subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Bridge Loan Obligations, (iv) no Subsidiary (other than a Guarantor) is an obligor under such Indebtedness (including pursuant to any Guarantee thereof) and (v) on a Pro Forma Basis, the Consolidated Leverage Ratio shall be at least 0.25 less than the ratio set forth in Section 7.11(a) for the most recently ended Measurement Period; provided, further, that in each case the Liens thereon are subject to the Intercreditor Agreement (or another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement);

(k) Indebtedness to the Receivables Financiers arising under or incidental to the Permitted Receivables Facilities not to exceed $300,000,000 at any time outstanding; and to the extent that any purported sale, transfer or contribution of Permitted Securitization Transferred Assets from the Borrower or any Subsidiary to a Special Purpose Financing Subsidiary shall ever be deemed not to constitute a true sale, any Indebtedness of the applicable Special Purpose Financing Subsidiary to the Borrower and its Subsidiaries arising therefrom;

(l) Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate amount for all such Indebtedness under this clause (l) not to exceed $82,500,000 at any time outstanding; and

(m) other unsecured Indebtedness the aggregate unpaid principal amount of which shall not at any time exceed $5,500,000.

Section 7.03. Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $11,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Signing Date or as a result of any transaction permitted under Sections 7.04 or 7.05, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested from the Signing Date not to exceed $38,500,000 during each fiscal year; provided that in the event the Borrower received a return of any Investment, an amount equal to such return, not to exceed the amount of the original Investment, shall be available for Investments in the fiscal year in which such return is received and thereafter; provided, further, that the 50% of the unused $38,500,000 scheduled with respect to any year may be carried over into successive years, (v) Investments by the Borrower (or a Subsidiary) consisting of the transfer of the Castings Solutions Business and up to $10,000,000 in cash and Cash Equivalents, in each case, pursuant to the Proposed Castings Joint Venture Transaction and additional Investments of up to €55,000,000 in the joint venture entity or entities comprising the Proposed Castings Joint Venture Transaction, which amount will be dividended or distributed to a wholly-owned Foreign Subsidiary of the Borrower within ten Business Days after such Investment, and (vi) Investments in other joint venture entities that are not Subsidiaries in an aggregate amount invested not to exceed $27,500,000 during each fiscal year; provided that in the event the Borrower received a return of any Investment, an amount equal to such return, not to exceed the amount of the original Investment, shall be available for Investments in the fiscal year in which such return is received and thereafter; provided, further, that the unused amount in any year may be carried over into successive years, and not to exceed $66,000,000 since the Funding Date;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the Signing Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e) or existing on the Funding Date and set forth on Schedule 5.08(e);

(g) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, or business unit or division or any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i) the Loan Parties and any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business or shall be substantially related, reasonably complementary or incidental thereto as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that would reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) the total cash and noncash consideration (excluding the fair market value of all Equity Interests of the Borrower issued or transferred to the sellers thereof but including all earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, and all assumptions of Indebtedness and other sums payable) paid by or on behalf of the Borrower and its Subsidiaries (all of the foregoing being herein collectively “Cash Consideration”) for any such purchase or other acquisition, when aggregated with the total Cash Consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(g), shall not, except to the extent such purchases and other acquisitions are Capital Expenditures subject to, and applied against the limits set forth in, Section 7.12, exceed $220,000,000 plus an amount equal to the Net Cash Proceeds received from Dispositions permitted under Sections 7.05(h) and (j) not required to be used to repay Loans pursuant to Section 2.04;

(v) after giving effect to such purchase or acquisition on a Pro Forma Basis, the Consolidated Leverage Ratio shall be at least 0.25 less than the Consolidated Leverage Ratio set forth in Section 7.11(a) for the most recently ended Measurement Period; provided that, for purposes of this calculation, Consolidated Indebtedness shall be calculated to include the maximum amounts payable pursuant to any earnout or similar contingent obligations in connection with such purchase or acquisition and any previous purchase or acquisition;

(vi) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(vii) as to any such acquisition involving Cash Consideration of more than $55,000,000 in the aggregate, the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(h) any Investment by the Borrower and its Subsidiaries in a Special Purpose Financing Subsidiary which, in the judgment of the Borrower, is prudent and reasonably necessary in connection with, or otherwise required by the terms of, any Permitted Receivables Facility;

(i) other Investments not exceeding $27,500,000 in the aggregate at any one time; and

(j) the Borrower and its Subsidiaries may consummate the Merger.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Loan Party is merging with another Subsidiary (which may be another Loan Party), the continuing or surviving Person shall be a Loan Party;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) the Borrower and its Subsidiaries may consummate the Merger;

(e) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, in the case of any such merger or consolidation to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation or (ii) such merger or consolidation otherwise complies with Section 7.03;

(f) the Borrower may merge with any other Person, but only so long as (i) such merger effects a re-domestication of the Borrower’s jurisdiction of formation, (ii) each of the Re-Domestication Requirements shall have been satisfied, and (iii) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing; and

(g) Dispositions permitted by Section 7.05.

Section 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property in the ordinary course of business, or property no longer used or useful in the business of the Borrower or such Subsidiary, whether now owned or hereafter acquired;

(b) Dispositions of inventory and Cash Equivalents (other than the auction rate securities referred to in Section 7.05(j)) in the ordinary course of business;

(c) Dispositions of equipment or real property (other than, after the Collateral Condition Date, Mortgaged Property) other than through a lease transaction to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or to Indebtedness incurred to acquire such replacement property; and Dispositions of equipment or real property (other than, after the Collateral Condition Date, Mortgaged Property) through a lease transaction to the extent that such lease is on fair and reasonable terms in an arm’s-length transaction;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) (i) Dispositions permitted by Section 7.04, (ii) Dispositions for fair market value in a transaction in exchange for which an Investment permitted by Section 7.03 is received and (iii) Dispositions of the Castings Solutions Business or portions thereof pursuant to the Proposed Castings Joint Venture Transaction;

(f) Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions; provided that the book value of all property so Disposed of shall not exceed $50,000,000 from and after the Funding Date;

(g) licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;

(h) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) since the Funding Date, shall not exceed 10% of the Borrower’s Consolidated Total Assets as of the end of the immediately preceding fiscal quarter and (iii) at least 80% of the price for such asset shall be paid to the Borrower or such Subsidiary solely in cash;

(i) Dispositions of Permitted Securitization Transferred Assets pursuant to the Permitted Receivables Facilities;

(j) Dispositions of auction rate securities held by the Borrower or any Subsidiary on the Funding Date; and

(k) Dispositions in process as of the Funding Date and that are completed within 18 months of the Funding Date in connection with the Merger and the integration of the Acquired Business with the Borrower resulting in Net Cash Proceeds of not more than $165,000,000 in the aggregate for all such Dispositions pursuant to this clause (k);

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(k) shall be for fair market value, as determined reasonably and in good faith by, as the case may be, the Borrower or the applicable Subsidiary.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) Restricted Payments made to shareholders of the Acquired Business pursuant to the Merger in accordance with the Merger Agreement and Restricted Payments made to shareholders of any Person (other than an Affiliate) acquired by merger pursuant to an acquisition permitted under this Agreement; and

(e) Restricted Payments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.06; provided that (i) at the time of such Restricted Payment, no Default shall exist or would result from such Restricted Payment, (ii) before and after giving effect to such Restricted Payment, the undrawn availability under the Revolving Credit Facility (as such term is defined in the Bank Loan Agreement) (reduced for the maximum amount drawable under letters of credit) shall not be less than $100,000,000, (iii) all such Restricted Payments (other than Restricted Payments permitted by clause (iv) below) shall not exceed the sum of (y) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the fiscal quarter that first begins after the Funding Date to the end of the Borrower’s most recently ended fiscal quarter for which financial statements and the related Compliance Certificate have been provided to the Lenders pursuant to Section 6.01 (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) and (z) the Net Cash Proceeds received from the sale or issuance by the Borrower of any of its Equity Interests (other than Disqualified Equity Interests) and

(iv) dividend payments made on or about December 15, 2008 and March 15, 2009 in an amount not to exceed $22,500,000 in the aggregate for each such dividend payment shall be permitted.

Section 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Signing Date or any business substantially related, reasonably complementary or incidental thereto.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties, other transactions between or among any two or more of the Borrower and its Subsidiaries that are permitted under Sections 7.03, 7.04 or 7.05, or the Permitted Receivables Facilities.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document and/or the Bank Loan Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Signing Date and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and in each case under clauses (A) and (B), any renewal, extension or replacement thereof so long as such renewal, extension or replacement does not expand the scope of such Contractual Obligations to any material extent), (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(k) solely to the extent any such negative pledge relates to the Permitted Securitization Transferred Assets or the assets of the Special Purpose Financing Subsidiary; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except as in effect on the Signing Date and set forth on Schedule 7.09.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11. Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Funding Date through September 30, 2009	4.25:1.00
December 31, 2009 through September 30, 2010	4.00:1.00
December 31, 2010 through September 30, 2011	3.50:1.00
December 31, 2011 through September 30, 2012	3.25:1.00
December 31, 2012 and each fiscal quarter thereafter	3.00:1.00

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
Funding Date through September 30, 2010	1.00:1.00
December 31, 2010 and each fiscal quarter thereafter	1.25:1.00

(c) Minimum Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth at the end of any fiscal quarter ending after December 31, 2008 to be less than 85% of the Borrower’s Consolidated Net Worth as of December 31, 2008 after giving effect to any purchase accounting adjustment related to the Transaction subsequent to December 31, 2008, increased on a cumulative basis for each subsequent quarter commencing with January 1, 2009 by an amount equal to 50% of the Borrower’s Consolidated Net Income (to the extent positive with no deduction for net losses) plus 100% of the Net Cash Proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests).

Section 7.12. Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2009	$330,000,000
2010	$341,000,000
2011	$363,000,000
2012	$396,000,000
2013	$407,000,000
2014	$412,500,000

provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, 50% of any amount set forth above that is not expended in the fiscal year for which it is permitted above (the “Capex Carryover Amount”) may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above.

Section 7.13. Amendments of Organization Documents. Amend any of its Organization Documents in any way that has a material and adverse effect on the interests of the Lenders or the Administrative Agent.

Section 7.14. Accounting Changes. Make any change in (a) accounting policies or reporting practices that is not an acceptable change under GAAP or (b) fiscal year.

Section 7.15. Prepayments, Etc., of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of any Indebtedness incurred under Section 7.02(j) or any Indebtedness subordinated in right of payment to the Bridge Loan Obligations or the Rollover Loans or Exchange Notes, except (a) refinancings and refundings of such Indebtedness in compliance with Section 7.02, (b) Indebtedness incurred pursuant to the proviso to clause (ii) of Section 7.02(j), and (c) redemptions or prepayments necessary to satisfy the conditions set forth in Section 4.01.

Section 7.16. Amendment, Etc., of Related Documents and Indebtedness. Except to the extent not materially adverse individually or in the aggregate to the interests of the Arrangers or Lenders (a) (i) cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, (ii) amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, (iii) waive any default under or any breach of any term or condition of any Related Document, (iv) take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender or (b) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(e).

Section 7.17. Foreign Holdcos. In the case of any Foreign Holdco, engage in any business or activity other than (a) the ownership of CFCs, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of a CFC, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (e) in the case of Ashland International Holdings, Inc., Valvoline International, Inc., Hercules Paper Holdings, Inc., AshOne C.V., Hercules Investments Sarl and any other Foreign Holdco existing on the Signing Date the continuation of activities being conducted by them on the Funding Date so long as there is no material change in the nature or material increase in the relative quantity of such activities thereafter, (f) the execution and delivery of a guaranty of the Obligations under the Bank Loan Agreement (provided that if the guaranty of such Foreign Holdco of the Bridge Loan Obligations is limited then the guaranty of the Bank Loan Agreement will be limited in substantially the same manner) and (g) activities incidental to the businesses or activities described in clauses (a) through (f) of this Section 7.17.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following occurring or existing on or after the Funding Date shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due any interest on any Loan or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05(a), 6.10, 6.11, 6.20, 6.22, 6.23 or Article VII or(ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guaranty; or

(c) Other Defaults. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 4.02, 6.12 or 6.15 and such failure continues for 15 days following the earlier of (A) notice thereof to the Borrower from the Administrative Agent or any Lender; or (B) knowledge thereof by a Responsible Officer; or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above or clause (i) of this Section 8.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following the earlier of (A) notice thereof to the Borrower from the Administrative Agent or any Lender; or (B) knowledge thereof by a Responsible Officer; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party in Article V, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but only after any required notice, the expiration of any permitted grace period or both) in respect of the Bank Loan Agreement or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (but only after any required notice, the expiration of any permitted grace period or both) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs a termination event or event of default under any Permitted Trade Receivables Facility when the amount outstanding (including undrawn committed or available amounts) thereunder exceeds the Threshold Amount, which termination event or event of default is not cured or waived within any applicable grace period; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events or similar events with respect to Foreign Plans that have occurred, has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount in excess of the Threshold Amount, (ii) the Borrower, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms occurs with respect to Foreign Plans and such termination, withdrawal or non-compliance, when taken together with all other terminations, withdrawals or noncompliance with respect to Foreign Plans and ERISA Events that have occurred, has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Bridge Loan Obligations, ceases to be in full force and effect; or any Loan Party or any other Person acting on behalf of a Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Collateral Documents. After the Collateral Condition Date, any Collateral Document after delivery thereof pursuant to Sections 4.02, 6.12 or 6.15 shall for any reason (other than pursuant to the terms hereof or thereof or solely as the result of acts or omissions by the Administrative Agent or any Lender) cease to create a valid and perfected second priority Lien (subject to Liens permitted by the applicable Collateral Document) on the Collateral purported to be covered thereby, except where the value of all such Collateral does not exceed $10,000,000 in the aggregate; or

(l) Change of Control. There occurs any Change of Control.

Section 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it, and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Bridge Loan Obligations shall be applied by the Administrative Agent in the following order; provided that after the Collateral Condition Date, the provisions of this Section 8.03 will be subject to the provisions of the Intercreditor Agreement:

First, to payment of that portion of the Bridge Loan Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Bridge Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Bridge Loan Obligations constituting interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them; and

Last, the balance, if any, after all of the Bridge Loan Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided, to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (i) in its capacity, as applicable, as the Administrative Agent or a Lender hereunder and (ii) in the case of the Arrangers, as specified in Sections 2.07(f)(i), 4.01(a), (b), (f), 6.02, 6.17, 10.01 and 10.16.

Section 9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 9.10. Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(a) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Material Subsidiary (other than Ashprop LLC, Ashland Licensing and Intellectual Property LLC and Ash GP LLC) as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11. Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03 or the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c) and except as expressly set forth in Section 4.01) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment without the written consent of each Appropriate Lender;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) [Reserved];

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i) change the allocation of any mandatory or optional payments without the written consent of Lenders holding more than 50% of the Commitments and Loans;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) the Schedules to this Agreement may be amended or supplemented on or prior to the Funding Date as set forth in the lead-in to Article V. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error.

Notwithstanding anything to the contrary, at any time after the Signing Date, this Agreement and the other Loan Documents may be amended pursuant to a written instrument or instruments executed by the Administrative Agent at the direction of the Arrangers (and without the consent of any Person, other than the Borrower, which consent the Borrower agrees to give so long as such amendment is consistent with the provisions of the Fee Letter; and provided that any failure by the Borrower to consent to such amendment that is consistent with the provisions of the Fee Letter shall be an Event of Default); provided that no such amendment shall be adverse to the Lenders.

Without notice to or the consent of any Lender, the Borrower or the Administrative Agent, on the Interim Loan Maturity Date and without any action by the Administrative Agent, any Loan Party or any Lender, this Agreement and the Guaranty shall, subject to Section 2.01(e), automatically be amended as follows in order to make the restrictions, requirements, rights and remedies described below that are contained in this Agreement and the Guaranty substantially identical to the restrictions, requirements, rights and remedies set forth under “Description of Exchange Notes” in Exhibit H (with mechanical and conforming changes to cross-references to provisions of this Agreement and to refer where the context requires to, among other things, the “Borrower,” this “Agreement,” the “Guaranty,” the “Loans,” the “Lenders,” the “Administrative Agent” and “prepayments” rather than the “Issuer,” the “Indenture,” the “Notes,” the “Holders,” the “Trustee” and “purchases”):

(1) the provisions of Section 2.04(b) shall be amended to conform to the provisions described under “Description of Exchange Notes — Change of Control”;

(2) the affirmative covenants set forth in Article VI of this Agreement will be amended or deleted to conform to the affirmative covenants set forth under “Description of Exchange Notes — Certain Covenants” in Exhibit H;

(3) the negative covenants set forth in Article VII of this Agreement will be amended or deleted to conform to the negative covenants set forth under “Description of Exchange Notes — Certain Covenants” in Exhibit H (but any Schedule referred to in Exhibit H shall remain as a Schedule to this Agreement);

(4) the Events of Default and remedies set forth in Section 8.01 of this Agreement will be amended or deleted to conform to those described under “Description of Exchange Notes—Events of Default” in Exhibit H (it being understood that any event in existence prior to the Interim Loan Maturity Date that is continuing shall be taken into account in determining whether any Default or Event of Default exists from and after the Interim Loan Maturity Date);

(5) the Amendments section set forth in Section 10.01 of this Agreement will be amended or deleted to conform to those described under “Description of Exchange Notes—Amendments” in Exhibit H;

(6) defined terms used in sections amended pursuant to the foregoing provisions shall be deleted (to the extent no longer used in this Agreement or any Loan Document) and new defined terms shall be added from or conformed to, as applicable, the definitions contained under “Description of Exchange Notes—Certain Definitions” in Exhibit H;

(7) clause (a) of the first paragraph of this Section 10.01 will be amended, to the extent applicable, to (A) require the consent of each Lender for amendments and waivers that would require the consent of each affected holder of Exchange Notes and (B) permit the Administrative Agent and the Borrower to amend or supplement this Agreement and the other Loan Documents without the consent of any Lender to the extent a corresponding amendment or supplement would not require the consent of any holder of Exchange Notes under the Exchange Notes Indenture; and

(8) Section 9.10 and the Guaranty shall be amended to conform to the release of guarantor provisions contained under “Description of Exchange Notes—Guarantees” in Exhibit H.

In furtherance of the foregoing, the Administrative Agent and the Borrower will use commercially reasonable efforts to document the amendments to this Agreement and the Guaranty set forth in this Section 10.01 in order to give effect to the intent of this clause no later than the Interim Loan Maturity Date and unless the Required Lenders shall have objected to such amended and restated agreement within five Business Days following the date a final draft of such agreement is provided to the Required Lenders, the Borrower and the Administrative Agent, on behalf of the Lenders, shall enter into such amended agreements and such amended agreements shall be deemed to be this “Agreement” and the “Guaranty” for all purposes of the Loan Documents.

Section 10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein or in connection with any Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when actually received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement, during an Event of Default, or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such reasonable and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence, Release, or threat of Release of Hazardous Materials at, on, under or from any property or facility owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnitee or its Subsidiaries or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b)) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is made by an Arranger during the primary syndication; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Rollover Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500; provided, however, that in the event of five or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or five or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), commencing with the fifth such concurrent assignment or suballocation and continuing for each such concurrent assignment or suballocation thereafter, the processing and recordation fee will be $3,000; and provided, further, that that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by a Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender shall maintain a register of the names, addresses, and interests of the Participants to which such Lender has sold participations.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any such Subsidiary after the Signing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that the provisions of the Commitment Letter that survive the execution and delivery of this

Agreement (as set forth in paragraph 7 thereof) shall survive in accordance with the terms of the Commitment Letter (provided that paragraph 2 of the Commitment Letter shall also survive) and shall not be superseded by this Agreement. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Initial Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ASHLAND INC., as Borrower

By:	/s/ Lamar M. Chambers
Name: Lamar M. Chambers Title: Senior Vice President and Chief Financial Officer

BANC OF AMERICA BRIDGE LLC, as Administrative Agent

By:	/s/ Ronaldo Naval
Name: Ronaldo Naval Title: Vice President

BANC OF AMERICA BRIDGE LLC, as a Lender

By:	/s/ Irene Bertozzi Bartenstein
Name: Irene Bertozzi Bartenstein Title: Senior Vice President

THE BANK OF NOVA SCOTIA, as a Lender and Syndication Agent

By:	/s/ Todd Meller
Name: Todd Meller Title: Managing Director

SunTrust Bank, as a Lender

By:	/s/ Brian C. Wille
Name: Brian C. Wille Title: Vice President

Citibank, N.A., as a Lender

By:	/s/ Daniel Gouger
Name: Daniel Gouger Title: Vice President

PNC Bank, National Association, as a Lender

By:	/s/ C. Joseph Richardson
Name: C. Joseph Richardson Title: Senior Vice President

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ William M. Feathers
Name: William M. Feathers Title: Vice President

RAYMOND JAMES BANK, FSB, as a Lender

By:	/s/ Joseph A. Ciccolini
Name: Joseph A. Ciccolini Title: Vice President-Senior Corporate Banker

STATE BANK OF INDIA, (CALIFORNIA), as a Lender

By:	/s/ U. Shantharama Shenoy
Name: U. Shantharama Shenoy Title: Vice President & Manager

Wells Fargo Bank, N.A., as a Lender

By:	/s/ David Corts
Name: David Corts Title: Vice President

National City Bank, as a Lender

By:	/s/ Deroy Scott
Name: Deroy Scott Title: Senior Vice President

Fifth Third Bank, as a Lender

By:	/s/ Megan S. Heisel
Name: Megan S. Heisel Title: Vice President

U.S. Bank National Association, as a Lender

By:	/s/ John T. Prigge
Name: John T. Prigge Title: Assistant Vice President

S-14